Exhibit 99

OMI Corporation Announces Sale of Single Hull Vessel and Craig H. Stevenson, Jr. to Appear on Bloomberg Television Today

    STAMFORD, Conn.--(BUSINESS WIRE)--Sept. 29, 2004--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that it had agreed to sell the SETTEBELLO, its 1986 built single hull ultra large crude carrier to an affiliate of Petrobras S.A. for use in an offshore project. The Company will recognize a gain of approximately $3.2 million at the time it delivers the vessel, expected to be during the fourth quarter of 2004. The sale leaves the Company with all double hull vessels except for one single hull product carrier and two double sided handysize crude oil carriers.
    Craig H. Stevenson, Jr., Chairman and CEO of the Company is scheduled to be interviewed today on Bloomberg Television commencing at approximately 12:39 P.M. EST.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 41 vessels, including 15 Suezmaxes and 23 product carriers, aggregating approximately 3.8 million deadweight tons ("dwt"). OMI has on order twelve 37,000 and 47,000 dwt product carriers and has agreed to acquire a 2004 built 37,000 dwt product carrier from another owner, with delivery scheduled in the fourth quarter of 2004. Of those on order, two are scheduled to be delivered in 2004, five in 2005 and five in 2006.

    CONTACT: OMI Corporation, Stamford
             Fredric S. London, 203-602-6789